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                                 Exhibit (a)(9)

Election to Exchange Options - Confirmation


If you received this message, then this message confirms that we have received your Election Concerning Exchange of Stock Options. Pursuant to the Offer to Exchange and the Election form, we will cancel the options that you have elected to exchange on your election form The replacement options will be granted and priced on or after November 30, 2001 subject to your continued employment and other terms of the Offer.

If you have any questions about this message contact me.

Richard Morales